Exhibit 99.1

Investors/Corporate: John Emery, CFO Ventiv Health, Inc. (732) 537-4804 investor@ventiv.com	Media: Felicia Vonella / Kellie Walsh Lazar Partners Ltd. (212) 867-1762 / (646) 871-8480 fvonella@lazarpartners.com kwalsh@lazarpartners.com

Mark Jennings and Per Lofberg to Join Ventiv Health Board of Directors

SOMERSET, N.J., February 9, 2005 -- Ventiv Health, Inc. (NASDAQ: VTIV) today announced the appointment of Per G.H. Lofberg and Mark Jennings to its Board of Directors. Ventiv also announced that Fred Drasner is stepping down from the Board after five years of service to pursue several new ventures. These changes are effective February 8, 2005, and increase the size of Ventiv’s Board to seven members.

Mr. Lofberg, age 57, brings over 30 years pharmaceutical and health care industry experience to Ventiv Health. He is currently President and CEO of Merck Capital Ventures, LLC, a position that he has held since 2000. From 1993-2000, Mr. Lofberg was Chairman of Merck-Medco Managed Care, LLC, a wholly-owned subsidiary of Merck & Co., Inc. and the country’s largest provider of prescription drug benefit management services. Under his leadership, Merck-Medco grew from $3 billion to $23 billion in revenues. Mr. Lofberg joined Medco in 1988 as Senior Executive Vice President, a member of the Office of the President and the company’s Board of Directors. Before Merck-Medco, Mr. Lofberg was a Partner at The Boston Consulting Group and oversaw the firm’s worldwide health care practice.

Mr. Jennings, age 42, is Managing Partner and co-founder of Generation Partners, a $325 million private investment firm focused on providing growth capital to companies primarily in the business and information services, communications and healthcare sectors. Prior to founding Generation, Mr. Jennings was a Partner of Centre Partners, a private investment firm affiliated with Lazard Frères & Co. Mr. Jennings began his career at Goldman Sachs & Co. where he advised companies in the areas of financial strategy, public offerings, mergers & acquisitions and leveraged buyouts. Through Generation and predecessor firms, he has invested in more than 50 companies and has served as a director on 19 boards. Mr. Jennings is also The Chairman of the Board of Trustees of Post University, Inc., a 115 year-old regionally-accredited University.

“Per and Mark bring a wealth of pharmaceutical, industry and financial expertise to our Board and further strengthen Ventiv’s Board of Directors,” stated Eran Broshy, Chief Executive Officer. “We are honored to have them as part of our team and look forward to their contributions in the coming years.”

Mr. Broshy continued: “I would like to thank Fred for his many significant contributions to Ventiv’s Board over the past five years, and wish him all the best as he refocuses his time commitment on his new ventures.”

About Ventiv Health

Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of late-stage clinical, sales, marketing and compliance solutions to pharmaceutical and biotech companies. Ventiv is a multi-disciplinary company with a singular focus on providing excellence in customized solutions across the full spectrum of late-stage clinical, sales, marketing and compliance services, with both integrated and independent programs. Ventiv's approximately 4,000 employees support over 75 client organizations, including the world's Top 20 pharmaceuticals companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, visit www.ventiv.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.